UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Seer, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of the Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 27, 2026, letters in substantially the form below were distributed to certain customers of Seer, Inc.

SUBJ: An update from Seer

Dear [Name],

I am reaching out to provide an important update regarding Seer.

Earlier this month, we received an unsolicited proposal from two of Seer’s stockholders to acquire the Company. This proposal was revised on April 24. Our Board carefully reviewed and considered the revised proposal in consultation with independent financial and legal advisors to determine the best course of action. Earlier today, we issued a press release [Link] announcing that the Board has unanimously determined to reject the proposal after concluding that it is not in the best interest of the Company, our customers, employees or stockholders.

The Board’s decision reflects our confidence in Seer’s strategy and the compelling opportunities ahead as we continue to advance our platform. We are building a market from the ground up, and we are excited about the future as we work to expand our relationship with you in the years to come.

Importantly, we want to assure you that this news has no impact on our business, our strategy or our commitment to providing you with the same high-quality products and services you have come to expect from Seer. We are operating as usual and remain focused on empowering the scientific community with tools that help them to achieve exceptional outcomes.

If you have any questions, please don’t hesitate to reach out to [me / your usual Seer contact]. Should there be news to share, you can expect to hear from us directly.

Thank you for your continued partnership and ongoing support.

Best,

[Name]

Additional Information and Where to Find It

Seer, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with Seer’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Seer plans to file a proxy statement (the “2026 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Omid Farokhzad, Meeta Gulyani, Robert Langer, Terrance McGuire, Deep Nishar, Isaac Ro and Nicolas Roelofs, all of whom are members of Seer’s board of directors, and David Horn, Seer’s president and chief financial officer, are participants in Seer’s solicitation. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2026 Proxy Statement and other relevant documents to be filed by Seer with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in Seer’s definitive proxy statement for its 2025 Annual Meeting of Stockholders (the “2025 Proxy Statement”), which was filed with the SEC on May 28, 2025, and is available here. Particular attention is directed to the sections of the 2025 Proxy Statement captioned “Board of Directors and Corporate Governance,” “Executive Compensation,” “Named Executive Officer Compensation Overview,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships, Related Party and Other Transactions.” To the extent that holdings of such participants in Seer’s securities have changed since the amounts printed in the 2025 Proxy Statement, such changes have been reflected on the following filings: for Mr. Farokhzad, on May 22, 2025, August 21, 2025, November 21, 2025, December 11, 2025, February 5, 2026, and February 19, 2026; for Ms. Gulyani, on July 9, 2025; for Mr. Langer, on July 9, 2025; for Mr. McGuire, on July 9, 2025 and December 11, 2025; for Mr. Nishar, on June 16, 2025 and July 9, 2025; for Mr. Ro, on September 3, 2025; for Mr. Roelofs, on July 9, 2025; and for Mr. Horn, on May 22, 2025; August 21, 2025; November 21, 2025, February 5, 2026, and February 19, 2026.

Promptly after filing its definitive 2026 Proxy Statement with the SEC, Seer will mail the definitive 2026 Proxy Statement and a BLUE proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2026 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT SEER WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, Seer’s proxy statement (in both preliminary and definitive form), any amendments or supplements thereto, and any other relevant documents filed by Seer with the SEC in connection with the Annual Meeting at the SEC’s website, which is located here. Copies of Seer’s definitive 2026 Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Seer with the SEC in connection with the Annual Meeting will also be available, free of charge, at Seer’s website, which is located here, or by writing to Investor Relations, Seer, Inc., 3800 Bridge Parkway, Suite 102, Redwood City, CA 94065.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding Seer’s plans, strategies, capital deployment objectives, platform opportunities, strategic opportunities and prospects. These and other risks are described more fully in Seer’s filings with the SEC and other documents that Seer subsequently files with the SEC from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.